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                                                                    EXHIBIT 11.1


                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE


                                                                        PERIOD FROM
                                                                       NOVEMBER 22,
                                                                           1996
                                                                       (INCEPTION)
                                                                         THROUGH         SIX MONTHS
                                                                       DECEMBER 31,      ENDED JUNE
                                                                           1996           30, 1997
                                                                      --------------     ----------


Historical weighted average common shares outstanding (1) ..........    4,279,389          4,279,389

Series A redeemable convertible preferred stock, assumed
converted to common stock at consummation of the planned initial
public offering (1) (2) ............................................    4,881,936          4,881,936

Common stock equivalents for options and warrants
outstanding (1) (2) (3) ............................................    1,149,850          1,149,850
                                                                      -----------        -----------

Shares used in computing pro forma net loss per share ..............   10,311,175         10,311,175
                                                                      ===========        ===========

Net loss for period ................................................  $  (922,989)       $(6,564,111)
                                                                      ===========        ===========


Pro forma net loss per share .......................................  $     (0.09)       $     (0.64)
                                                                      ===========        ===========


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(1)  All common stock, redeemable convertible preferred stock, options and warrants have been adjusted for a 1-for-2.033 reverse common stock split effective June 27, 1997.

(2) Issuance of redeemable convertible preferred stock, options, warrants and other potentially dilutive securities, at prices below the expected public offering price during the twelve month period preceding the planned offering, have been included as common stock equivalents as if they had been issued as common stock at the Company's inception.

(3) The repurchase price for all periods used in computing the proceeds received under the treasury stock approach is the estimated initial public offering price.



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